Exhibit 99.1

Zevia Announces Fourth Quarter and Full Year 2024 Results

Q4 net sales up 4.4% year-over-year, including volume growth of 11.6%

Record gross profit margin of 49.2% in Q4

LOS ANGELES – February 26, 2025 (BUSINESS WIRE) – Zevia PBC (“Zevia” or the “Company”) (NYSE: ZVIA), the Company bringing naturally delicious, zero sugar, clean-label beverages, today reported results for the fourth quarter and fiscal year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•
Net sales of $39.5 million, an improvement of $1.7 million year over year
•
Gross profit margin was 49.2%, an improvement of 8.5 percentage points year over year and the highest quarterly gross profit margin as a public company
•
Net loss was $6.8 million, including $1.0 million of non-cash equity-based compensation expense, an improvement of $2.4 million year over year
•
Adjusted EBITDA loss was $3.9 million(1), an improvement of $3.0 million year over year
•
Loss per share was $0.09 to Zevia’s Class A Common stockholders, an improvement of $0.05 year over year

Full Year 2024 Highlights

•
Net sales of $155.0 million, a decline of $11.4 million year over year
•
Gross profit margin was 46.4%, an improvement of 1.5 percentage points year over year
•
Net loss was $23.8 million, including $5.0 million of non-cash equity-based compensation expense, an improvement of $4.5 million year over year
•
Adjusted EBITDA loss was $15.2 million(1), an improvement of $3.8 million year over year
•
Loss per share was $0.34 to Zevia’s Class A Common stockholders, an improvement of $0.07 year over year

“We are pleased to have ended the year on a strong note with a return to top line growth and significant progress towards achieving profitability. We elevated our brand identity, advanced our three strategic growth pillars and continued to lay a strong foundation for growth and profitability over the long term.” said Amy Taylor, President and Chief Executive Officer of Zevia.

“The green shoots we saw across the business in the fourth quarter including our viral holiday campaign, successful new flavor and variety pack launches and expanded distribution in Walmart keep us optimistic about our path forward. Looking ahead, we remain focused on building brand awareness, accelerating product innovation and driving in-store visibility to capitalize on our unique market position within the fast growing and dynamic better-for-you soda category.”

Fourth Quarter 2024 Results

Net sales improved 4.4% to $39.5 million in the fourth quarter of 2024 compared to $37.8 million in the fourth quarter of 2023, due to improved volumes of 11.6% largely driven by expanded distribution at Walmart, partially offset by increased promotional activity at retailers.

Gross profit margin was 49.2% in the fourth quarter of 2024 compared to 40.7% in the fourth quarter of 2023, an improvement of 8.5 percentage points. The improvement was primarily due

(1) Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

to lower inventory write-downs and favorable unit costs, partially offset by higher promotional levels.

Selling and marketing expenses were $16.5 million, or 41.7% of net sales, in the fourth quarter of 2024 compared to $13.8 million, or 36.6%, of net sales in the fourth quarter of 2023. The increase was primarily driven by investments made in marketing to drive brand awareness and increased freight out due to higher volumes. This increase was partially offset by a decrease in freight transfers and warehousing costs as a result of the impact of supply chain logistics challenges in the prior year as well as the Productivity Initiative.

General and administrative expenses were $6.8 million, or 17.3% of net sales, in the fourth quarter of 2024 compared to $8.4 million, or 22.2%, of net sales in the fourth quarter of 2023. The decrease of $1.6 million was primarily driven by a decrease in costs as a result of our Productivity Initiative.

Equity-based compensation, a non-cash expense, was $1.0 million in the fourth quarter of 2024, compared to $1.7 million in the fourth quarter of 2023. The decrease of $0.7 million was largely due to the accelerated method of expense recognition on certain equity awards issued in connection with the Company’s IPO in 2021, partially offset by equity-based compensation expense related to new equity awards granted.

Restructuring expenses were $1.2 million in the fourth quarter of 2024 and primarily includes costs for restructuring consulting services and an impairment loss of certain assets as a result of sublease agreement.

Net loss for the fourth quarter of 2024 was $6.8 million, compared to net loss of $9.2 million in the fourth quarter of 2023.

Loss per share for the fourth quarter of 2024 was $0.09 to Zevia’s Class A Common stockholders, compared to loss per share of $0.14 in the fourth quarter of 2023.

Adjusted EBITDA loss was $3.9 million in the fourth quarter of 2024, compared to an Adjusted EBITDA loss of $6.9 million in the fourth quarter of 2023. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Full Year 2024 Results

Net sales decreased 6.8% to $155.0 million in the full year of 2024 compared to $166.4 million in the full year of 2023, largely due to reduced volumes of 4.8% as a result of expected lost distribution in our club channel and one customer in our mass channel, and to a lesser degree an increase in promotional activity at retailers leading to lower sales. These decreases were partially offset by expanded distribution at Walmart.

Gross profit margin was 46.4% in the full year of 2024 compared to 44.9% in the full year of 2023, an improvement of 1.5 percentage points. The improvement was primarily due to lower inventory write-downs and favorable product mix, partially offset by higher unit costs and increased spend on promotional activity.

Selling and marketing expenses were $57.1 million, or 36.8% of net sales, in the full year of 2024 compared to $62.3 million, or 37.4%, of net sales in the full year of 2023. The improvement was primarily due to a decrease in freight transfers and warehousing costs as a result of the impact of supply chain logistics challenges in the prior year as well as the Productivity Initiative, and a decrease in repackaging and freight out costs due to lower volumes. These decreases were partially offset by investments made in marketing to drive brand awareness.

General and administrative expenses were $30.0 million, or 19.4% of net sales, in the full year of 2024 compared to $31.5 million, or 18.9%, of net sales in the full year of 2023. The decrease of $1.5 million was primarily driven by a decrease in costs as a result of our Productivity Initiative.

Equity-based compensation, a non-cash expense, was $5.0 million in the full year of 2024, compared to $8.3 million in the full year of 2023. The decrease of $3.3 million was largely due to the accelerated method of expense recognition on certain equity awards issued in connection with the Company’s IPO in 2021, partially offset by equity-based compensation expense related to new equity awards granted.

Restructuring expenses were $2.1 million in the full year of 2024 and primarily includes employee related severance costs, restructuring consulting services, impairment loss of certain assets as a result of sublease agreement, and costs to exit two of our third-party warehouse and distribution facilities.

Net loss for the full year of 2024 was $23.8 million, compared to net loss of $28.3 million in the full year of 2023.

Loss per share for the full year of 2024 was $0.34 to Zevia’s Class A Common stockholders, compared to loss per share of $0.41 in the full year of 2023.

Adjusted EBITDA loss was $15.2 million in the full year of 2024, compared to an Adjusted EBITDA loss of $19.0 million in the full year of 2023. Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

Balance Sheet and Cash Flows

As of December 31, 2024, the Company had $30.7 million in cash and cash equivalents and no outstanding debt, as well as an unused credit line of $20 million.

Guidance

“We are pleased with the progress we have made in our strategic growth pillars as well as our productivity initiative,” stated Girish Satya, Chief Financial Officer of Zevia. “As we look ahead to 2025, we expect to return to growth for the full year as we work to capitalize on our strengthened market position and the tailwinds that we see within the natural soda and better for you beverage categories.”

For the full year 2025, the Company expects net sales to be in the range of $158 million to $163 million, and an adjusted EBITDA loss in the range of $8 million to $11 million. Adjusted EBITDA guidance reflects a planned increase in marketing and promotional spend as the Company reinvests cost savings into future growth.

For the first quarter of 2025, the Company expects net sales to be in the range of $36 million to $38 million, and an adjusted EBITDA loss of between $5.6 million and $6.0 million. The net sales guidance reflects the impacts of the aforementioned lost distribution in our club channel and one customer in our mass channel. Adjusted EBITDA reflects planned reinvestment in marketing spend, particularly in the first and third quarters of 2025.

We have not provided the forward-looking GAAP equivalent to our Adjusted EBITDA outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation, income tax, and charges associated with restructuring and cost saving initiatives, including but not limited to severance costs, warehouse/distribution facility exit costs, and asset impairments. Accordingly, a reconciliation of this non-GAAP guidance metric to its corresponding GAAP equivalent is not available without unreasonable effort. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. However, it is important to note that the reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this earnings release, please see "Reconciliation of GAAP to non-GAAP Financial Results" below.

Webcast

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss this earnings release. Investors and other interested parties may listen to the webcast of the conference call by logging on via the Investor Relations section of Zevia’s website at https://investors.zevia.com/ or directly here. A replay of the webcast will be available for approximately thirty (30) days following the call.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “anticipate,” “believe,” “consider,” “contemplate,” “continue,” “could,’” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “look ahead,” “may,” “on track,” “outlook,” “plan,” “potential,” “predict,” “project,” pursue,” “see,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other similar words, terms or expressions with similar meanings. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, statements regarding financial guidance or outlook, expected benefits of and annualized cost savings from the Productivity Initiative, long-term growth and profitability plans and opportunities, future results of operations or financial condition, strategic direction, and plans and objectives of management for future operations, including marketing, distribution expansion and product innovation. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, the ability to develop and maintain our brand, our ability to successfully execute on our rebranding strategy, cost reduction initiatives, and to compete effectively, our ability to maintain supply chain service levels and any disruption of our supply chain, product demand, changes in the retail landscape or in sales to any key customer, change in consumer preferences, pricing factors, our ability to manage changes in our workforce, future cyber incidents and other disruptions to our information systems, failure to comply with personal data protection and privacy laws, the impact of inflation on our sales growth and cost structure such as increased commodity, packaging, transportation and freight, warehouse, labor and other input costs and other economic conditions, our reliance on contract manufacturers and service providers, competitive and governmental factors outside of our control, such as pandemics or epidemics, adverse global macroeconomic conditions, including relatively high interest rates, instability in financial institutions and a recessionary environment, any potential shutdown of the U.S. government, and changes in U.S. foreign trade policies or tariffs, geopolitical events or conflicts, including the military conflicts in Ukraine and the Middle East and trade tensions between the U.S. and China, our ability to maintain our listing on the New York Stock Exchange, failure to adequately protect our intellectual property rights or infringement on intellectual property rights of others, potential liabilities, and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the U.S. Securities and Exchange Commission for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

About Zevia

Zevia PBC, a Delaware public benefit corporation designated as a “Certified B Corporation,” is focused on addressing the global health challenges resulting from excess sugar consumption by offering a broad portfolio of zero sugar, zero calorie, naturally sweetened beverages. All Zevia® beverages are made with a handful of simple, plant-based ingredients, contain no artificial sweeteners, and are Non-GMO Project verified, gluten-free, Kosher, and vegan. Zevia is distributed in more than 37,000 retail locations in the U.S. and Canada through a diverse network of major retailers in the grocery, drug, warehouse club, mass, natural, convenience and ecommerce channels.

(ZEVIA-F)

Contacts

Investors

Greg Davis
Zevia PBC
424-343-2654
Greg@zevia.com

Reed Anderson

ICR

646-277-1260

Reed.Anderson@icrinc.com

ZEVIA PBC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$39,458	$37,794	$155,049	$166,424
Cost of goods sold	20,040	22,405	83,120	91,666
Gross profit	19,418	15,389	71,929	74,758
Operating expenses:
Selling and marketing	16,459	13,845	57,132	62,312
General and administrative	6,838	8,393	30,024	31,495
Equity-based compensation	1,011	1,665	4,961	8,279
Depreciation and amortization	288	381	1,329	1,615
Restructuring	1,160	—	2,137	—
Total operating expenses	25,756	24,284	95,583	103,701
Loss from operations	(6,338)	(8,895)	(23,654)	(28,943)
Other (expense) income, net	(420)	(235)	(63)	673
Loss before income taxes	(6,758)	(9,130)	(23,717)	(28,270)
Provision for income taxes	23	21	66	52
Net loss and comprehensive loss	(6,781)	(9,151)	(23,783)	(28,322)
Loss attributable to noncontrolling interest	1,018	1,896	3,778	6,828
Net loss attributable to Zevia PBC	$(5,763)	$(7,255)	$(20,005)	$(21,494)

Net loss per share attributable to common stockholders
Basic	$(0.09)	$(0.14)	$(0.34)	$(0.41)
Diluted	$(0.09)	$(0.14)	$(0.34)	$(0.41)

Weighted average common shares outstanding
Basic	60,612,525	52,220,804	58,683,445	50,618,758
Diluted	60,612,525	52,220,804	58,683,445	50,618,758

ZEVIA PBC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$30,653	$31,955
Accounts receivable, net	10,795	11,119
Inventories	18,618	34,550
Prepaid expenses and other current assets	1,843	5,063
Total current assets	61,909	82,687
Property and equipment, net	1,261	2,109
Right-of-use assets under operating leases, net	1,099	1,959
Intangible assets, net	3,179	3,523
Other non-current assets	503	579
Total assets	$67,951	$90,857
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	15,295	$21,169
Accrued expenses and other current liabilities	8,340	5,973
Current portion of operating lease liabilities	587	575
Total current liabilities	24,222	27,717
Operating lease liabilities, net of current portion	726	1,373
Other non-current liabilities	58	—
Total liabilities	25,006	29,090

Stockholders’ equity
Class A common stock	61	54
Class B common stock	12	17
Additional paid-in capital	186,148	191,144
Accumulated deficit	(121,342)	(101,337)
Total Zevia PBC stockholders’ equity	64,879	89,878
Noncontrolling interests	(21,934)	(28,111)
Total equity	42,945	61,767
Total liabilities and equity	$67,951	$90,857

ZEVIA PBC

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2024	2023
Operating activities:
Net loss	$(23,783)	$(28,322)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash lease expense	587	567
Sublease impairment loss	351	-
Depreciation and amortization	1,329	1,615
Loss on disposal of property, equipment and software, net	57	480
Amortization of debt issuance cost	76	76
Equity-based compensation	4,961	8,279
Changes in operating assets and liabilities:
Accounts receivable, net	324	(42)
Inventories	15,932	(6,974)
Prepaid expenses and other assets	3,220	(2,573)
Accounts payable	(5,863)	13,640
Accrued expenses and other current liabilities	2,367	(2,435)
Operating lease liabilities	(635)	(585)
Other non-current liabilities	58	—
Net cash used in operating activities	(1,019)	(16,274)
Investing activities:
Purchases of property, equipment and software	(283)	(1,624)
Proceeds from sales of property, equipment and software	—	2,429
Net cash (used in) provided by investing activities	(283)	805
Financing activities:
Proceeds from revolving line of credit	8,000	—
Repayment of revolving line of credit	(8,000)	—
Proceeds from exercise of stock options	—	25
Net cash provided by financing activities	—	25
Net change from operating, investing, and financing activities	(1,302)	(15,444)
Cash and cash equivalents at beginning of period	31,955	47,399
Cash and cash equivalents at end of period	$30,653	$31,955

Use of Non-GAAP Financial Information

We use Adjusted EBITDA, a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s management believes that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: (1) other income (expense), net, which includes interest (income) expense, foreign currency (gains) losses, (2) provision (benefit) for income taxes, (3) depreciation and amortization, (4) equity-based compensation, and (5) restructuring expenses (for 2024, in light of our Productivity Initiative). Adjusted EBITDA may in the future also be adjusted for amounts impacting net income related to the Tax Receivable Agreement liability and other infrequent and unusual transactions.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include that (1) it does not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures, (3) it does not consider the impact of equity-based compensation expense, including the potential dilutive impact thereof, and (4) it does not reflect other non-operating expenses, including interest (income) expense, foreign currency (gains) losses, and restructuring. In addition, our use of Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial measures, including our net loss or income and other results stated in accordance with GAAP.

ZEVIA PBC

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS

(in thousands)

(unaudited)

The following table presents a reconciliation of net loss, the most directly comparable financial measure stated in accordance with GAAP, to Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss and comprehensive loss	$(6,781)	$(9,151)	$(23,783)	$(28,322)
Other expense (income), net*	420	235	63	(673)
Provision for income taxes	23	21	66	52
Depreciation and amortization	288	381	1,329	1,615
Equity-based compensation	1,011	1,665	4,961	8,279
Restructuring	1,160	—	2,137	—
Adjusted EBITDA	$(3,879)	$(6,849)	$(15,227)	$(19,049)

* Includes interest (income) expense, and foreign currency (gains) losses.